Exhibit 10.4

(This English translation is for the sole purpose of facilitating understanding only, and there shall be no binding effect. If there is any inconsistency between this English translation and the Japanese original, the Japanese original always prevails. )

LEASE AGREEMENT

This Agreement is entered into between Mitsubishi Estate Co., Ltd. (“Lessor”) and Bawn Global Solutions (“Lessee”) with respect to the lease of the premises set forth in Article 1 hereto [Mitsubishi Estate Building Management Co., Ltd.] as the agent of Lessor. After mutual consultation between the Parties, the Parties hereby agree as follows:

Article 1. (Premises and Square Measurement)

The premises to be leased (“Premises”) shall be as follows:

2-1, 2-Chome, Minatomirai, Nishi-ku, Yokohama, Kanagawa

Steel frame, ferro-concrete building (4 stories underground; 70 stories aboveground)

Yokohama Landmark Tower, 42 Floor, Section 4201 ~ 4210, 4215 ~ 4216, 4219 1,494.60 square meters (as set forth in the attached Floor Plan) Leased with raised floor and tile carpet finish, electric light and air conditioning and ventilation facilities.

Article 2. (Lease Term)

The term of this Agreement shall be from January 1, 2004 to March 31, 2006.

Article 3. (Rent, Other Charges)

1. Rent for one month shall be ¥6,508,700 per month (including the building common services fee per month), which shall be paid by the 25th (if the day is bank holiday, then by the next business day) of each preceding month to Lessor by automatic transfer system which Lessor set up with bank; provided, however, that Lessor shall be entitled to directly demand payment.

2. Lessee shall be responsible for the payment of electrical charges incurred on the Premises, and in the event there are water, gas and other utilities facilities on the Premises, Lessee shall be responsible for payment of the same condition of rent.

Article 4. (Consumption Taxes)

Lessee shall be responsible for the payment of consumption and other taxes levied on rent and other payments made under this Agreement, for which the terms and conditions of rent payment shall be applied mutatis mutandis.

Article 5. (Purpose of Use)

Lessee shall not use the Premises for any purpose other than office.

Article 6. (Prohibition of Assignment or Sublease; Restriction on Third Party Co-occupation or Name Display)

1. Lessee shall not assign its lease rights, nor sell or to have sold such rights, nor sublease the Premises nor allow any third party to otherwise use the Premises.

2. Lessee shall not, without first obtaining Lessor’s written consent, allow any third party to co-occupy the Premises, or display the name of any party other than Lessee as the occupant of the Premises.

Article 7. (Works on Fixtures or Other Facilities)

1. In the event any changes are made to the original condition of the Premises by repair or redecoration of the Premises or fixtures; or by new installation of fixtures, Lessee shall first obtain Lessor’s approval before undertaking any of the foregoing, even though such change are made at Lessee’s cost.

2. Fixed assets taxes, urban planning taxes, real estate acquisition taxes and other taxes and public levies assessed against fixtures and/or facilities newly installed or added pursuant to the preceding paragraph shall be borne by Lessee, regardless of the title to the same.

Article 8. (Repair)

1. Lessee shall immediately notify Lessor in the event repairs become necessary, and Lessor shall undertake the same without delay.

2. Lessor shall not be liable for any inconvenience or damages incurred by Lessee from the works related to, or as a result of any repairs, modifications or maintenance work (including power outage or water shortage) deemed necessary and implemented appropriately by Lessor.

Article 9. (Damages)

Lessee shall be liable for any and all damages caused intentionally or negligently by Lessee or its agent, employee, or subcontractor to the Premises, facilities, fixtures owned by Lessor and/or to the common areas.

Article 10. (Indemnity)

Lessor shall not be liable for any damages incurred by Lessee as a result of earthquake, fire, wind or water damages or other disasters attributable to acts of God; or theft, loss or other events not attributable to Lessor.

Article 11. (Renewal of the Lease Term)

Unless otherwise notified in writing by either Party to the other Party no later than six (6) months before expiration of this Agreement, this Agreement shall be renewed for periods of two (2) years from the day following the expiration date of this Agreement, and any renewal terms thereof. Provided, however, that Lessor may revise the rent set forth in Article 3.1 at the time of any renewals.

Article 12. (Termination without Cause)

1. In the event either Party wishes to terminate this Agreement during the term of this Agreement, a written notice must be given to the other Party no later than six (6) months before the date of termination. Provided, however, that in the event the notification period is less than six (6) months, this Agreement may nonetheless be terminated by payment, as termination money, of the amount equivalent to rent payable during the shortfall period, in addition to payment of rent, maintenance fee, etc. set forth in Article 3 for the period commencing on the day following the date of notification to the date of termination.

2. In the event Lessee wishes to terminate this Agreement without cause on or before March 31, 2006, Lessee shall pay, upon termination, as penalty the amount equivalent to rent payable from the expiration of six (6) month period (commencing on the date of notification of termination) through March 31, 2006, in addition to the termination money set forth in the proviso of the preceding paragraph.

Article 13. (Security Deposit, Guarantee Money)

1. For the purpose of securing its obligations under this Agreement, Lessee shall deposit with Lessor the amount of ¥39,052,500 as guarantee money (“Deposit I”), and the amount equivalent to six (6) months of rent as security deposit (“Deposit II”). In the event rent is increased, Lessee shall additionally submit to Lessor the amount equivalent to the difference between six (6) months of the revised rent and six (6) months of rent before such revision. Provided, however, neither Deposit I nor Deposit II shall bear any interest.

2. In the event there are other lease agreements between Lessor and Lessee for other property, the foregoing Deposit I and Deposit II shall also secure Lessee’s obligations under said lease agreement(s), and Deposit I and Deposit II shall also secure Lessee’s obligations towards Lessor and Mitsubishi Estate Building Management Co., Ltd. arising out of any works on fixtures and/or repairs on the Premises and/or other property as set forth in this sentence.

3. If needed, Lessor may offset from the foregoing Deposit I and/or Deposit II without notice to Lessee any obligations arising out of this Agreement or other agreements set forth in the preceding paragraph, including rent arrearage or payment of damages; or obligations arising out of any fixture works or repairs.

4. In the event of the preceding paragraph, Lessee shall compensate the shortfall in Deposit I and/or Deposit II within ten (10) days from receiving notice thereof.

5. During the term of this Agreement, Lessee shall not be entitled to offset any rent payment or any other obligations owed to Lessor with Deposit I or Deposit II.

6. Upon expiration or termination of this Agreement, and after Lessee completely vacates the Premises, Lessor shall return the balance, if any, of Deposit I and Deposit II to Lessor, after deducting any amounts payable by Lessee to Lessor.

Article 14. (Prohibition of Assignment or Pledge of the Rights to Repayment of Deposit I and/or Deposit II)

Lessee shall not assign or pledge as security to any third party Lessee’s rights to repayment of Deposit I and/or Deposit II set forth in the preceding Article.

Article 15. (Damages for Late Payment)

In the event Lessee is late in payment of rent or any other obligations under this Agreement, Lessor may demand payment of damages at a rate of one fiftieth of one yen (¥0.05) per diem per one hundred yen (¥100) (18.25% per annum) from Lessee. Provided, however, that the payment of the damages for late payment by Lessee shall not in any ways prejudice Lessor’s right to terminate this Agreement for cause as set forth in Article 17.

Article 16. (Observation of Building Rules and Regulations)

Lessee at all times shall comply with the “Detailed rules and regulations of Yokohama Landmark Tower” (including the amendment there of to be made by Lessor) attached hereto which are designated by Lessor.

Article 17. (Termination for Cause)

1. Either Party may terminate this Agreement without any prior notice to the other Party in the event the other Party breaches any provision of this Agreement.

2. In the event Lessor terminates this Agreement for the reason set forth in the preceding paragraph, Lessee shall pay the amount equivalent to six (6) months rent as penalty. Provided, however, that the foregoing shall not prejudice Lessor’s right to seek compensation for damages incurred by reason of termination of this Agreement or delay in vacation of the Premises by Lessee.

3. In the event this Agreement is terminated on or before March 31, 2006 for reasons attributable to Lessee, Lessee shall pay to Lessor the amount equivalent to rent payable from the expiration of a six (6) month period (commencing on the date of termination) through March 31, 2006.

Article 18. (Force Majeure)

Either Party may terminate this Agreement by written notice to the other Party in the event all or part of the building is destroyed or damaged by natural disaster or other events not attributable to either Party, making it impossible to attain the purpose of this Agreement.

Article 19. (Vacation of the Premises)

1. In the event Lessee does not vacate the Premises immediately upon expiration or termination of this Agreement, Lessee shall pay as damages the amount equivalent to double the rent payable from the day following the date of expiration or termination of this Agreement through the day on which the Premises are completely vacated, and the amount equivalent to maintenance fee, electricity, water and other charges during the same period. In addition, Lessee shall also compensate any damages incurred by Lessor by reason of such delay.

2. Lessee shall vacate and return the Premises in its original conditions to Lessor upon removal at Lessee’s cost of all new or additional fixtures and equipment newly installed and/or added by Lessee; repair of all changes, soils, or damages to the Premises, fixtures or facilities; and re-application of fresh paint, new wallpaper and flooring on the walls, ceiling and floor of the Premises, respectively. About this matter, Lessee must submit the institution written promise.

3. The restoration work set forth in the preceding paragraph shall be undertaken by Lessor, and Lessee shall bear the cost therefore.

4. Lessor may dispose of any property that Lessee fails to remove from the Premises after expiration or termination of this Agreement at Lessor’s sole discretion. In such case, Lessor shall be entitled to reimbursement of the cost of disposal from Lessee.

5. Upon vacating the Premises, Lessee shall not seek from Lessor reimbursement of any costs it has incurred in relation to the Premises or fixtures or facilities thereof, nor make any or monetary claims against Lessor, including moving fees, relocation fees or concession money, nor demand any other payments whatsoever, regardless of the nature or name of the claim. Further, Lessee shall not demand that Lessor purchase any fixtures or facilities newly installed and/or added by Lessee.

Article 20. (Joint and Several Guaranty)

1. In the event Lessee has joint and several guarantor(s) (“Guarantor”), Guarantor shall be jointly and severally liable for all obligations of Lessee towards Lessor during the term of this Agreement and any renewal terms thereof, regardless of any changes in the terms and conditions or subject matter of the lease.

2. Lessee and Guarantor shall give written notice to Lessor without delay in the event there are changes in the address, name, trade name, representative directors or other matters registered on the commercial registry, or any other matters relating to the status of Guarantor.

3. In the event Lessor deems it necessary to change the Guarantor, or there is a vacancy upon the death or dissolution of the Guarantor, Lessee shall immediately select another Guarantor and obtain Lessor’s approval.

Article 21. (Agent)

Lessor will appoint [Mitsubishi Estate Building Management Co., Ltd.] as its agent for any and all business relating to the Lease Agreement, any act to be taken by Lessee to Lessor under the Lease Agreement shall be taken through or to the agent of Lessor, [Mitsubishi Estate Building Management Co., Ltd.]; provided, however, that Lessor may nevertheless exercise Lessor’s rights to Lessee directly.

Article 22. (Confidentiality)

Both Parties shall be liable for keeping confidential any information contained in this Agreement, and unless otherwise required by law, shall not divulge or disclose the same to any third party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate, with each Party retaining one (1) original.

Dated this          day of                 , 200

Lessor:
Mitsubishi Estate Co., Ltd. 2-1, 2-Chome Minatomirai Nishi-ku, Yokohama, Kanagawa Toshihide Yoshimura Executive Officer

Agent of Lessor:
Mitsubishi Estate Building Management Co., Ltd. 2-1, 2-Chome Minatomirai Nishi-ku, Yokohama, Kanagawa

Masahiro Yamanaka
Representative Director

Naoto Hirai
Real Estate Transaction Manager

Registered No. (Kanagawa) 075417

Lessee: